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                                                                   EXHIBIT 11.1


COMPUTATION OF EARNINGS PER SHARE


                                                          Three months ended                  Nine months ended
                                                              December 31,                        December 31,
                                                       1996               1995              1996              1995
Net loss                                           $ (1,260,000)     $ (1,556,000)     $ (4,994,000)     $ (4,536,000)

Cumulative preferred stock dividends                     26,000              --              26,000              --

Value assigned to accretion of preferred stock        1,080,000              --           1,380,000              --

                                                   ------------------------------------------------------------------
Loss attributable to common shareholders           $ (2,366,000)     $ (1,556,000)     $ (6,400,000)     $ (4,536,000)
                                                   ==================================================================

Loss per share                                     $      (0.23)     $      (0.16)     $      (0.64)     $      (0.49)
                                                   ==================================================================

Weighted average common shares outstanding           10,410,177         9,803,417        10,051,830         9,339,473














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